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--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated Average Burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     Hours Per Response .... 0.5
    continue.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).
    (Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Tickler or Trading Symbol     6. Relationship of Reporting Person(s)
                                                e-Net Financial.Com Corporation (ennt)          to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give    X   Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
    Bohrer         Theodore                     Person, if an entity        04/2000            Ex Officer/Director still subject
                                                  (voluntary)                                  to reporting requirements
                                                                                              ------------------

--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
  3200 Bristol #725                                                       Date of Original     X  Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                            04/2000           ___ Form filed by More than One
                                                                                                  Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   Costa Mesa, CA  92626
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                     04/07/00         A              5,500     A       1.00                           D
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Common Stock                     04/07/00         A              5,775     A       1.00                           D
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                                                                                                88,940
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Common  Stock                                        See Below #1
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Common  Stock                                        See Below #2
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form of        direct
                                       ative      Securi-        Deriva-        Bene-
                                       Secur-     ties           tive Sec-      ficial
                                       ity        Bene-          urities        Own-
                                       (Instr.    ficially       Benefi-        ership
                                       5)         Owned          cially         (Instr. 4)
                                                  at End         Owned at
                     Amount or                    of             End of
       Title         Number of                    Month          Month
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:


#1 Individual may defer up to 1/3 of his wages per quarter
#2 The Company has a Stock Compensation Plan, pursuant to that, the Plan Administrators may evaluate individual and grant a bonus of up to 35% of his annual wages



                                                                                     /s/ Theodore Bohrer                05/25/00
                                                                                  -----------------------------------  -----------
                                                                                **Signature of Reporting Person       Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          *If the form is filed by more than one reporting person, SEE
           Instruction 4(b)(v).

          **Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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